Exhibit (10.2)

McGRAW HILL FINANCIAL, INC.
401(k) SAVINGS AND PROFIT SHARING PLAN SUPPLEMENT
(Effective as of January 1, 2016, unless otherwise provided)
ARTICLE I
PURPOSE

The principal purpose of the Plan is to provide selected employees of the Employer with retirement benefits which would have been provided as profit sharing and matching contributions under the SPSP (a) were it not for the limitations imposed by Sections 401(a)(17), and 401(k) of the Code, and (b) if the Participant's Earnings on which matching contributions are based had included amounts deferred under deferred compensation plans of an Employer and amounts paid under certain severance plans of the Company.
Effective January 1, 2004, the Broadcasting EIP Supplement was merged into the McGraw-Hill SIP Supplement and the Broadcasting ERIP Supplement was merged into the McGraw-Hill ERAP Supplement, and, effective as of January 1, 2008, the McGraw-Hill SIP Supplement, the McGraw-Hill ERAP Supplement, the S&P SIP Supplement and the S&P ERAP Supplement were merged into the Plan, and any benefits due to participants in the Broadcasting EIP Supplement, Broadcasting ERIP Supplement, McGraw-Hill SIP Supplement, McGraw-Hill ERAP Supplement, S&P SIP Supplement and S&P ERAP Supplement shall be paid from the Plan. Effective as of May 1, 2013, the name of the Plan was changed to the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement.
ARTICLE II
DEFINITIONS

The following words and phrases as used herein shall have the following meanings:
SECTION 2.01 "Account" means the Matching Contribution Account, Profit Sharing Account, or the Participant Deferral Account established for each Participant under the Plan.

SECTION 2.02 "Appeal Reviewer" has the meaning set forth in the SPSP. The Appeals Reviewer (or its delegate in accordance with Section 3.01) has the authority and discretion to decide any appeals of a claim denial pursuant to Article VI.

SECTION 2.03 "Benefit" means the benefit payable to a Participant or his Designated Beneficiary under Article V of the Plan.

SECTION 2.04 "Board" means the Board of Directors of the Company.

SECTION 2.05 "Broadcasting EIP Supplement" means The McGraw-Hill Broadcasting Company, Inc. Employees' Investment Plan Supplement.

SECTION 2.06 "Broadcasting ERIP Supplement" means The McGraw-Hill Broadcasting Company, Inc. Employee Retirement Income Plan Supplement.

SECTION 2.07 "Change in Control" means the first to occur of any of the following events:

(i)An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Common Stock (the "Outstanding Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 2.07; or

(ii)A change in the composition of the Board such that the Directors who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.07, that any individual who becomes a Director subsequent to the Effective Date, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those Directors who were members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such Director were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 2.08 "Claimant" has the meaning set forth in Section 6.01 of the Plan.

SECTION 2.09 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

SECTION 2.10 "Committee" means the Compensation Committee of the Board.

SECTION 2.11 "Common Stock" means the common stock, $1.00 par value per share, of the Company.

SECTION 2.12 "Company" means McGraw Hill Financial, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.

SECTION 2.13 "Designated Beneficiary" has the meaning set forth in Section 5.04(a) of the Plan.

SECTION 2.14 "Director" means an individual who is a member of the Board.

SECTION 2.15 "Earnings" means all compensation paid by the Employer to a Participant for services rendered, including short‑term incentive compensation, provided that such compensation is paid no later than the end of the month following the month in which a Participant’s Employment Termination Date occurs. Earnings shall also include any reductions in compensation made pursuant to the McGraw Hill Financial, Inc. Flexible Spending Account Plan, SPSP, the Transportation Benefit Program and similar plans of the Company's subsidiaries. For purposes of the Plan, "Earnings" excludes all other executive contingent compensation and amounts paid after the end of the month following the month in which a Participant’s Employment Termination Date occurs.

SECTION 2.16 "Effective Date" has the meaning set forth in Section 8.08 of the Plan.

SECTION 2.17 "Election Effective Date" means (i) for each taxable year, January 1 of such year, and (ii) for the taxable year in which the Participant commences employment with the Employer, the date that is 30 days following the commencement thereof.

SECTION 2.18 "Employer" means the Company and its subsidiaries.

SECTION 2.19 "Employment Termination Date" means the date of a Participant's "separation from service" from the Company, as defined in Section 409A(a)(2)(A)(i) of the Code.

SECTION 2.20 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

SECTION 2.21 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

SECTION 2.22 "Extension Notice" has the meaning set forth in Section 6.01 of the Plan.

SECTION 2.23 "Key Executive Plan" means the McGraw Hill Financial, Inc. Key Executive Short-Term Incentive Deferred Compensation Plan, as amended from time to time, or successor programs thereto.

SECTION 2.24 "Matching Contribution Account" means the matching contribution account established for each Participant under the Plan.

SECTION 2.25 "McGraw-Hill ERAP Supplement" means The McGraw-Hill Companies, Inc. Employee Retirement Account Plan Supplement.

SECTION 2.26 "McGraw-Hill SIP Supplement" means The McGraw-Hill Companies, Inc. Savings Incentive Plan Supplement.

SECTION 2.27 "Participant" means each employee who participates in the Plan, as provided in Article IV of the Plan, and includes a Severance Plan Participant.

SECTION 2.28 "Plan" means the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement, as amended from time to time.

SECTION 2.29 "Plan Administrator" has the meaning set forth in the SPSP.

SECTION 2.30 "Profit Sharing Account" means the profit sharing account established for each Participant under the Plan.

SECTION 2.31 "Severance Plan" means the McGraw Hill Financial, Inc. Management Severance Plan, the McGraw Hill Financial, Inc. Executive Severance Plan or the McGraw Hill Financial, Inc. Senior Executive Severance Plan, as amended from time to time, or successor programs thereto.

SECTION 2.32 "Severance Plan Earnings" means the total amount of salary continuation payments paid to a Severance Plan Participant under a Severance Plan (excluding any amount paid in a lump sum in lieu of salary continuation).

SECTION 2.33 "Severance Plan Participant" means a former employee of an Employer who is entitled to remain an active participant in certain Company-sponsored plans and programs under a Severance Plan (and who is not paid a single lump sum payment in lieu thereof).

SECTION 2.34 "SPSP" means, as applicable, The 401(k) Savings and Profit Sharing Plan of McGraw Hill Financial, Inc. and Its Subsidiaries or the Standard & Poor’s 401(k) Savings & Profit Sharing Plan for Represented Employees, as amended from time to time.

SECTION 2.35 "SPSP Stable Assets Fund" has the meaning set forth in the SPSP.

SECTION 2.36 "S&P ERAP Supplement" means the Standard & Poor's Employee Retirement Account Plan Supplement.

SECTION 2.37 "S&P SIP Supplement" means the Standard & Poor's' Savings Incentive Plan Supplement.

SECTION 2.38 "Tax-Deferred Contributions" has the meaning set forth in the SPSP.

SECTION 2.39 "Vested Percentage" has the meaning set forth in Section 5.04(b) of the Plan.

SECTION 2.40 “Participant Deferral Account” means the participant deferral account established under the Plan.

ARTICLE III
ADMINISTRATION

SECTION 3.01 Administration. The Plan shall be administered by the Plan Administrator, who shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as he may deem necessary or desirable. Subject to Article VI of the Plan, decisions of the Plan Administrator shall be reviewable by the Appeal Reviewer and the Committee. Subject to Article VI of the Plan, the Appeal Reviewer and the Committee shall also have the full authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. Notwithstanding anything herein to the contrary, the Plan Administrator, the Appeal Reviewer and the Committee shall each have the power to designate one or more persons as he or she or it may deem necessary or desirable in connection with the Plan, who need not be members of the Committee or employees of the Company, to serve or perform some or all of the functions of the Plan Administrator, the Appeal Reviewer and the Committee, respectively, on his or her behalf. Such person(s) shall have the same rights and authority as the Plan Administrator, Appeal Reviewer and the Committee who appointed him or her would have had if acting directly.

SECTION 3.02 Binding Effect of Decisions. Subject to Article VI of the Plan, the decision or action of the Plan Administrator, Appeal Reviewer, or Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

SECTION 3.03 Indemnification. To the fullest extent permitted by law, the Plan Administrator, Appeal Reviewer, Committee and the Board (and each member thereof), and any employee of the Employer to whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.

ARTICLE IV
PARTICIPATION

SECTION 4.01 Continuing Participants. Any individual who was a Participant under the Plan on December 31, 2014, remains a Participant on the Effective Date.

SECTION 4.02 New Participants. Any employee of the Employer (other than a Participant described in Section 4.01 of the Plan) who is selected by the Plan Administrator to be eligible to participate in the Plan shall become a Participant as of the first day of the month coinciding with or next following his selection.

ARTICLE V
BENEFITS

SECTION 5.01 Credits to Matching Contribution Account.
(a) As of December 31 of the year beginning on or after January 1, 2008 but prior to January 1, 2014, there shall be credited to the Participant's Matching Contribution Account an amount equal to 4½% (6% for the year beginning January 1, 2013) of the Participant's Earnings for such year in excess of the limitation on Earnings under Section 401(a)(17) of the Code (or any successor provision). As of December 31 of the year beginning on or after January 1, 2014, there shall be credited to the Participant's Matching Contribution Account an amount equal to 100% of up to the first 6% of the Participant's Earnings for such year in excess of the limitation on Earnings under Section 401(a)(17) of the Code (or any successor provision) that the Participant elects to defer under the Plan pursuant to Section 5.06 herein. Notwithstanding the foregoing, for years prior to January 1, 2014, no credit shall be made to the Matching Contribution Account of a Participant for any year with respect to whom Tax-Deferred Contributions were not made in an amount equal to the limitation on elective deferrals for such year under Section 402(g) of the Code.
(b) As of December 31 of the year beginning on or after January 1, 2008 but prior to January 1, 2014, there shall be credited to the Participant's Matching Contribution Account an amount equal to 4½% (6% for the year beginning January 1, 2013) of (A) any short-term incentive compensation for such year deferred by the Participant under the Company's Key Executive Plan, and (B) any salary earned for such year that is deferred by the Participant under any plan or arrangement of the Employer. As of December 31 of the year beginning on or after January 1, 2014, with respect to a Participant who was not given an opportunity to make a deferral election pursuant to Section 5.06 herein, there shall be credited to the Participant's

Matching Contribution Account an amount equal to 6% of (A) any short-term incentive compensation earned prior to 2015 (and otherwise payable prior to 2016) that is deferred by the Participant under the Company's Key Executive Plan, and (B) any salary earned for such year that is deferred by the Participant under any plan or arrangement of the Employer. As of December 31 of the year beginning on or after January 1, 2014, with respect to a Participant who makes a deferral election pursuant to Section 5.06 herein, there shall be credited to the Participant's Matching Contribution Account an amount equal to the deferral percentage elected by the Participant (up to a maximum of 6%) multiplied by: (A) any short-term incentive compensation earned prior to 2015 (and otherwise payable prior to 2016) that is deferred by the Participant under the Company's Key Executive Plan, and (B) any salary earned for such year that is deferred by the Participant under any plan or arrangement of the Employer. Any salary or short-term incentive compensation that is deferred by a Participant shall be excluded from Earnings in the year paid to the Participant. Prior to January 1, 2014, no credit shall be made to a Participant’s Matching Contribution Account with respect to any year after the year in which the Participant’s Employment Termination Date occurs or in which the Participant ceases to have any salary continuation installment due under a Severance Plan, if later.
(c) An amount shall be credited to a Severance Plan Participant's Matching Contribution Account equal to the amount of Employer Matching Contributions that would have been credited to such Participant's Employer Contribution Account under the Plan had the Participant made Tax-Deferred Contributions under Section 5.06 of the Plan with respect to the Participant's Severance Plan Earnings at the rate in effect for the period immediately prior to the Participant's Employment Termination Date (“Supplemental Matching Credits”). This amount shall be credited to the Severance Plan Participant’s Matching Contribution Account as of January 1 of the year following the year in which the Matching Contribution would have been credited had there not been an Employment Termination Date, plus interest will be credited at such time for the entire year at an annualized rate of return for the SPSP Stable Assets Fund for such year in which the Matching Contribution would have been made, plus additional interest thereafter until the date of distribution pursuant to Section 5.04(b)(iii) at a daily effective rate of return equal to the SPSP Stable Assets Fund rate.”
(d) Each Participant's Matching Contribution Account shall be credited with the amount earned under the McGraw-Hill SIP Supplement and the S&P SIP Supplement and each Participant's Profit Sharing Account shall be credited with the amount earned under the McGraw-Hill ERAP Supplement and the S&P ERAP Supplement.
SECTION 5.02 Credits to Profit Sharing Account.
(a) As of December 31 of the year beginning on or after the later of (i) January 1 of the year in which the Participant's participation in the Plan commenced or (ii) January 1, 2008, the amount of any credits to a Participant’s Profit Sharing Account shall be determined at the discretion of the Executive Vice President, Human Resources, provided however, that such discretion shall be limited to a determination that the Profit Sharing Account will be credited in an amount equal to the maximum limit set forth in this Section 5.02. That determination shall be final and conclusive upon all Participants and their Designated Beneficiaries. In no event shall the credit to a Participant's Profit Sharing Account exceed an amount equal to 5% of the sum of (A) the Participant's Earnings for such year in excess of the maximum amount of compensation that may be taken into account under Section 5.2 of the SPSP as a result of the limitations of Section 401(a)(17) of the Code for such year and (B) any short-term incentive compensation earned prior to 2015 (and otherwise payable prior to 2016) that is deferred by the Participant under the Company's Key Executive Plan, and (C) any salary earned for such year which is deferred by the Participant under any plan or arrangement of the Employer. Any salary or short-term incentive compensation that is deferred by a Participant shall be excluded from Earnings in the year paid to the Participant. No credit with respect to clause (A) of the preceding sentence shall be made to a Participant's Profit Sharing Account with respect to (i) the year in which the Participant's Employment Termination Date occurs, unless the Participant is eligible for early or normal retirement under the Company's Employee Retirement Plan, is terminated by an Employer through no fault of his own, or has any salary continuation installment due under a Severance Plan; or (ii) the year after the year in which the Participant's Employment Termination Date occurs for any reason or the Participant ceases to have any salary continuation installment due under a Severance Plan, if later. No credit with respect to clause (B) of the first sentence of this Section shall be made to a Participant's Profit Sharing Account with respect to any year after the year in which the Participant's Employment Termination Date occurs or in which the Participant ceases to have any salary continuation installment due under a Severance Plan, if later.
(b) An amount shall be credited to a Severance Plan Participant's Profit Sharing Account equal to the amount that would have been credited to such Participant's account under Section 5.02(a) of the Plan had the Participant been eligible to have an employer contribution be made to the Participant's account under Section 5.02(a) of the Plan with respect to such Participant's Severance Plan Earnings. This amount shall be credited to the Severance Plan Participant's Profit Sharing Account at such time as it would have been credited under the Plan had there not been an Employment Termination Date.
SECTION 5.03 Additional Credits to Accounts.
(a) An additional amount shall be credited to the Participant's Accounts as of December 31 of each year beginning on or after the later of (i) January 1 of the year following the year in which the initial credit is made to the Account or (ii) January 1, 2009.
(b) With respect to Matching Contribution Accounts only, the additional credit shall equal the sum of (i) and (ii), where (i) is the product of (A) the balance of the Matching Contribution Account as of January l of such year, and (B) the annual rate of return of the SPSP Stable Assets Fund for the year; and (ii) is the amount of interest that would have been credited if 1/12 of the annual credit for the year under Section 5.01 of the Plan had instead been credited at the end of each calendar month in the year and each monthly credit earned interest for the remainder of the year at an annual effective rate of return equal to the SPSP Stable Assets Fund rate for the year.
(c) With respect to Profit Sharing Accounts only, the additional amount shall be equal to the product of (i) the balance of the Profit Sharing Account as of January l of such year and (ii) the annual rate of return of the SPSP Stable Assets Funds for such year. No additional amount shall be credited to the Participant's Profit Sharing Account for any period after December 31 of the year in which the Participant's Employment Termination Date occurs or in which the Participant ceases to have any salary continuation installment due under a Severance Plan, if later.
(d) Effective for additional credits credited on and after March 8, 2014, with respect to Participant’s Accounts, the additional amount shall be credited pursuant to procedures adopted by the Plan Administrator in its sole discretion and shall equal an amount determined by the Plan Administrator in its sole discretion.
SECTION 5.04 Payment of Benefit.
(a) The Benefit provided under the Plan shall consist of the balance of the Participant's Accounts as of each applicable payment date under this Section 5.04. Subject to Section 5.05 and 5.04(b), and except as would violate the requirements of Sections 409A(a)(2), (a)(3) and (a)(4) of the Code, a Participant may elect to receive a distribution of his or her Benefit in the form of a lump sum payable on July 1 of the calendar year following the Participant's Employment Termination Date payment, or, with respect to credits to Participant’s Matching Contribution Account, Profit Sharing Account, and deferral elections on Earnings for amounts expected to be otherwise payable on or after January 1, 2016, in annual installments over a period of whole years up to 10 years payable on July 1 of each year with the initial installment payment being paid on July 1 of the year following the Participant’s Employment Terminate Date (the “Distribution Election”). Each installment will be determined by dividing the Participant’s Benefit as of the end of the month immediately preceding the month of the distribution by the number of remaining installments.
(i)    The Benefit provided under this Article shall be paid in accordance with a Participant’s Distribution Election to the Participant's Designated Beneficiary in the event of the death of the Participant. Effective as of September 25, 2015, any person (including a living individual or a trust on behalf of a living individual, and excluding a corporate entity such as a charity) is eligible to be designated as the Participant’s Designated Beneficiary. The designation of one or more Designated Beneficiaries must be made in a manner approved by the Plan Administrator and will be effective after it is received and approved by the Plan Administrator. In the event that more than one Designated Beneficiary survive the Participant, the Benefit shall be divided equally among the Designated Beneficiaries unless the beneficiary designation executed by the Participant provides otherwise; provided, however, that no Designated Beneficiary shall receive a fractional percentage of the Benefit. Accordingly, if the number of surviving Designated Beneficiaries would require the division of the Benefit into fractional percentages, then the Benefit shall be divided into substantially equal whole percentages and to the extent that some, but not all, of the Designated Beneficiaries will receive a larger percentage of the Benefit than the other Designated Beneficiaries, such larger percentage or percentages shall be allocated to the Designated Beneficiaries, beginning with the oldest Designated Beneficiary by birth date, in descending order of the Designated Beneficiaries’ ages.
(ii)    A Participant may revoke the designation of any Designated Beneficiary at any time prior to the Participant’s Benefit payment date. A Participant may modify the designation of any Designated Beneficiary at any time. The revocation or modification of the designation of a Designated Beneficiary must be made on a form approved by the Plan Administrator and will be effective after it is received and approved by the Plan Administrator. The number of revocations will not be limited.
(iii)    If the Participant does not designate a beneficiary under the Plan (or all of the Designated Beneficiaries made in accordance with Section 5.04(a)(i) of this Plan die before the Participant), in the event of the death of the Participant (whether prior to or after commencement of benefits under the SPSP), the Benefit provided under this Article shall be paid in accordance with a Participant’s Distribution Election to the Participant's Designated Beneficiary (or Designated Beneficiaries) within the meaning of the SPSP, if such Designated Beneficiary (or Designated Beneficiaries) is entitled to benefits under the provisions of the SPSP.
(iv)    Notwithstanding any provision of this Plan to the contrary, a Designated Beneficiary may waive his/her right to receive benefits under the Plan upon the death of a Participant; provided, however, that such waiver must be given in a writing witnessed by a notary public and in a form provided or required by the Plan. Any such waiver must be filed with the Plan at least 30 days prior to the earlier of (a) the date such Designated Beneficiary is scheduled to commence receiving benefit payments, or (b) the death or incapacity of such Designated Beneficiary. Once such a waiver has been received by the Plan, it may not be revoked. In the event a Designated Beneficiary has filed a waiver with the Plan as set forth above, then the benefit to which such Designated Beneficiary would have been entitled to receive shall be payable to the contingent beneficiary designated by the Participant in writing and filed with the Plan prior to the Participant’s death or, if none, in accordance with the provisions of this Section 5.04(a), governing the disposition of benefits upon the death of a Participant who does not leave a surviving Designated Beneficiary.
(b)    Special distribution provisions
(i)    In the event that a Participant fails to make a Distribution Election (including an election carryover pursuant to Section 5.04(b)(ii)) specifying the form in which such Benefit will be paid, the Participant will receive a lump sum distribution payable as set forth in Section 5.04(a).
(ii)    If a Participant makes a Distribution Election for an applicable year or has a Distribution Election carried over from a prior year, the Distribution Election will remain in effect for all subsequent years for which the Participant fails to make a new Distribution Election. The election carryover will apply to all subsequent years until the Participant actually makes a new Distribution Election for a year.
(iii)    In the case of a Severance Plan Participant who receives salary continuation installments under a Severance Plan, the amount of credits to his or her Matching Contribution Account and Profit Sharing Account pursuant to Sections 5.01(c), 5.02(b) and 5.03 (the “Supplemental Credits”) credited on and after July 1 of the year following the Participant’s Employment Termination Date (but before July 1 of the second year following the Participant’s Employment Termination Date) will be paid in an additional lump sum payment on the July 1 of the second year following the Participant’s Employment Termination Date (regardless of such Participant’s latest Distribution Election on file with the Plan prior to his or her Employment Termination Date). Any Supplemental Credits credited on or after July 1 of the second year following such Participant’s Employment Termination Date shall be paid in a lump sum on July 1 of the third year following the Participant’s Employment Termination Date (regardless of such Participant’s latest Distribution Election on file with the Plan prior to his or her Employment Termination Date).

(c)    Notwithstanding anything contained herein to the contrary, with respect to Profit Sharing Accounts only, a Participant who does not have five years of Continuous Service under SPSP when he ceases to be an employee of the Employer or ceases to have any salary continuation installment due under a Severance Plan, if later, shall forfeit the balance credited to his Profit Sharing Account attributable to amounts earned under the McGraw-Hill ERAP Supplement and the S&P ERAP Supplement and shall be entitled only to the Vested Percentage of the remainder of his Profit Sharing Account attributable to credits credited to his Profit Sharing Account; in each case, unless his Employment Termination Date occurs after his 65th birthday or his death. A Participant's "Vested Percentage" shall be determined as follows:

Years of Continuous Service	Vested Percentage

Less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	60%
5 or more	100%

SECTION 5.05 Payment of Benefits in Event of Change in Control. In lieu of the Benefits payable under Section 5.04 of the Plan, in the event of a Change in Control that is also a "change in control event" within the meaning of Section 409A(a)(2)(A)(v) of the Code, each Participant who has not received payment of the Participant's Benefit shall receive a lump sum payment (even if he or she elected to receive installments for amounts paid after January 1, 2016) immediately upon such Change in Control equal to the Benefit to which that Participant is entitled under Section 5.04 of the Plan.

SECTION 5.06 Credits to Participant Deferral Account.
(a) As of December 31 of the year beginning on or after the later of (i) January 1 of the year in which the Participant's participation in the Plan commenced or (ii) January 1, 2012, subject to the terms herein stated, each Participant may make an election to defer up to 6% prior to of the Participant's Earnings in excess of the limitation on Earnings under Section 401(a)(17) of the Code (or any successor provision) that are expected to be payable in the year that is two years after the election. As of December 31 of the year beginning on or after the later of (i) January 1 of the year in which the Participant's participation in the Plan commenced or (ii) January 1, 2014, subject to the terms herein stated, each Participant may make an election to defer up to 25% prior to of the Participant's Earnings in excess of the limitation on Earnings under Section 401(a)(17) of the Code (or any successor provision) that are expected to be payable in the year that is two years after the election. This Section 5.06 shall not apply to Severance Plan Earnings. Notwithstanding the foregoing, the Plan Administrator may permit, in its discretion, a Participant’s election to apply to such amounts expected to be earned as base salary or wages in the year after the election (such discretion to be evidenced in election forms or other written communications provided the applicable Participant).
(b) A deferral election made pursuant to Section 5.06(a) must be made in the form and manner prescribed by the Plan Administrator in its sole discretion during the deferral election period adopted by the Plan Administrator in its sole discretion; provided, however, that, except as provided in the last sentence of Section 5.06(a) or in Section 5.06(f), in no event will the last day of any deferral election period extend beyond December 31st of the year that is two years prior to the year within which the Earnings subject to the deferral election are paid. By way of example, except as provided in the last sentence of Section 5.06(a) or in Section 5.06(f), the deferral election period for Earnings that will be paid in 2016 must end on or prior to December 31, 2014. In the case of a deferral election made under the last sentence of Section 5.06(a), in no event will the last day of any deferral election period extend beyond December 31st of the year prior to the year within which the base salary or wages subject to the deferral election is paid.
(c) A deferral election made pursuant to this Section 5.06 shall be irrevocable as of the last day of the deferral election period adopted by the Plan Administrator pursuant to Section 5.06(b).
(d) Notwithstanding anything to the contrary in this Section 5.06, once made, a deferral election shall automatically renew each succeeding year unless revoked or otherwise modified by the Participant during the deferral election period for any such succeeding year. Any deferral election that is automatically renewed pursuant to this Section 5.06(d) shall be irrevocable with respect to the year for which the deferral applies.
(e) Earnings deferred pursuant to this Section 5.06 shall be credited to the Participant’s Deferral Account commencing with the first payroll for which Earnings in excess of the limitation on Earnings under Section 401(a)(17) of the Code (or any successor provision) are paid.
(f) Notwithstanding anything to contrary herein, the Plan Administrator may permit, in its discretion (such discretion to be evidenced in election forms or other written communications provided to the applicable Participant), a Participant who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)(ii), to elect to defer up to 6% (effective January 1, 2016, up to 25%) of his or her Earnings in excess of the limitation on Earnings under Section 401(a)(17) of the Code (or any successor provision) paid for services performed after such election, provided that such Participant (1) submits a deferral election to the Plan Administrator within 30 days after the Participant becomes eligible to participate in the Plan, and (2) has not been eligible to participate in this Plan or in any other plan that would be aggregated with the participant deferral portion of this Plan under Treasury Regulation Section 1.409A-1(c) at any time during the 24-month period ending on the date he or she became eligible to participate in the Plan.

ARTICLE VI
CLAIMS PROCEDURE

SECTION 6.01 Claims. In the event any person or his authorized representative (a "Claimant") disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall file a claim in writing with, and on the form prescribed by, the Plan Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Plan Administrator shall consider the claim and within 90 days of receipt of such claim, unless special circumstances exist which require an extension of the time needed to process such claim, the Plan Administrator shall inform the Claimant of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days, as long as the Claimant receives written notice advising of the special circumstances and the date by which the Plan Administrator expects to make a determination (the "Extension Notice") before the end of the initial 90-day response period indicating the reasons for the extension and the date by which a decision is expected to be made. If the Plan Administrator denies the claim, the Plan Administrator shall give to the Claimant (i) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (ii) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, and (iii) appropriate information as to the Plan's appeals procedures as set forth in Section 6.02 of the Plan.

SECTION 6.02 Appeal of Denial. A Claimant whose claim is denied by the Plan Administrator and who wishes to appeal such denial must request a review of the Plan Administrator's decision by filing a written request with the Appeal Reviewer for such review within 60 days after such claim is denied. Such written request for review shall contain all relevant comments, documents, records and additional information that the Claimant wishes the Appeal Reviewer to consider, without regard to whether such information was submitted or considered in the initial review of the claim by the Plan Administrator. In connection with that review, the Claimant may examine, and receive free of charge, copies of pertinent Plan documents and submit such written comments as may be appropriate. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Appeal Reviewer of a request for review. In the event of special circumstances which require an extension of the time needed for processing, the response period can be extended for an additional 60 days, as long as the Claimant receives an Extension Notice. If the Appeal Reviewer denies the claim on review, notice of the Appeal Reviewer's decision shall include (i) the specific reasons for the adverse determination, (ii) references to applicable Plan provisions, (iii) a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (iv) a statement of the Claimant's right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on a review and a description of the applicable limitations period under the Plan. The Claimant shall be notified no later than five days after a decision is made with respect to the appeal.

SECTION 6.03 Statute of Limitations. No legal or equitable action, including, without limitation, a civil action under Section 502(a) of ERISA, for benefits under the Plan, to enforce the Claimant’s rights under the Plan, to clarify the Claimant’s right to future benefits under the Plan, or against the Plan Administrator or any other Plan fiduciary may be brought more than one year following the earlier of: (i) the date that such one-year limitations period would commence under applicable law, (ii) the date upon which the Claimant knew or should have known that the Claimant did not receive an amount due under the Plan, or (iii) the date on which the Claimant fully exhausted the Plan’s administrative remedies. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

ARTICLE VII
AMENDMENT AND TERMINATION OF PLAN

SECTION 7.01 Amendment and Termination. The Board or the Committee or any delegate thereof may cause the Plan to be amended at any time and from time to time, prospectively or retroactively; provided, however, that no amendment to the Plan may be made by the Committee that materially increases benefits to Participants. In addition, the Board may terminate the Plan in its entirety at any time and, in connection with any such termination, may pay to each Participant or Designated Beneficiary his Benefits under the Plan, subject to and in accordance with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix) (or any successor provision thereto). Notwithstanding the foregoing provisions of this Section 7.01, subject to the provisions of Section 7.02 of the Plan, no amendment or termination shall reduce the Benefit or rights of any Participant except with the written consent of the Participant or other person then receiving such Benefit.

SECTION 7.02 Section 409A. The Plan is intended to meet the requirements of Section 409A of the Code and shall be interpreted and construed consistent with such intent. If, in the good faith judgment of the Committee, any provision of the Plan could otherwise cause any person to be subject to the interest and penalties imposed under Section 409A of the Code, such provision shall be modified by the Committee in its sole discretion to maintain, to the maximum extent practicable, the original intent of the applicable provision without causing the interest and penalties under Section 409A of the Code to apply, and, notwithstanding any provision in the Plan to the contrary, the Committee shall have broad authority to amend or to modify the Plan, without advance notice to or consent by any person, to the extent necessary or desirable to ensure that no benefit under the Plan is subject to tax under Section 409A of the Code. Any determinations made by the Committee under this Section 7.02 shall be final, conclusive and binding on all persons.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01 Unsecured General Creditor. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA, and shall be construed and administered accordingly. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Employer. The assets of the Employer shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Employer under the Plan. Any and all of the Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

SECTION 8.02 Nonassignability. Each Participant's rights under the Plan shall be nontransferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency. Notwithstanding anything to the contrary in this Plan, to the extent permitted by 409A of the Code, a distribution shall be made from the Plan to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) as determined by the Plan Administrator in his sole discretion.

SECTION 8.03 Conditions of Payment of Benefit. Notwithstanding any provision of the Plan to the contrary, the right of a Participant or his Designated Beneficiary to receive the Benefit otherwise payable hereunder shall cease upon the discharge of the Participant from employment with the Employer for acts which constitute fraud, embezzlement, or dishonesty, and shall be determined by the Appeal Reviewer in his sole discretion.

SECTION 8.04 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment with the Participant, and the Participant (or his Designated Beneficiary) shall have no rights against the Employer except as specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the rights of the Employer to discipline or discharge him at any time.

SECTION 8.05 Binding Effect. The Plan shall be binding upon and shall inure to the benefit of the Participant or his Designated Beneficiary, his heirs and legal representatives, and the Employer.

SECTION 8.06 Withholding. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from payments made hereunder any taxes or other amounts required to be withheld for any federal, state or local government and other authorized deductions.

SECTION 8.07 Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

SECTION 8.08 Effective Date. The Plan is effective as of January 1, 2016 (the "Effective Date"), unless otherwise provided.

SECTION 8.09 Governing Law. The Plan shall be construed under the laws of the State of New York, to the extent not preempted by federal law.

SECTION 8.10 Headings. The section headings used in this document are for ease of reference only and shall not be controlling with respect to the application and interpretation of the Plan.

SECTION 8.11 Rules of Construction. Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply. All references to sections are, unless otherwise indicated, to sections of the Plan.